Exhibit 2.2

AMENDMENT NO. 1 TO SHARE EXCHANGE AGREEMENT

THIS AMENDMENT NO. 1 TO SHARE EXCHANGE AGREEMENT (this “Amendment”) is made and entered into as of April 30, 2007, by and among CTK WINDUP CORPORATION, a California corporation (“CTK”); and STRASBAUGH, a California corporation (“Strasbaugh”).

R E C I T A L S

A.   CTK and Strasbaugh have executed a Share Exchange Agreement dated as of January 31, 2007 (the “Exchange Agreement”).

B.    CTK and Strasbaugh desire to amend certain provisions of the Exchange Agreement as set forth below.

NOW THEREFORE, in consideration of the foregoing premises and the respective promises and agreements of the parties set forth herein, the parties hereto agree as follows:

1.    Definitions. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in the Exchange Agreement.

2.    Amendments.

2.1    The term “Disclosure Document,” together with its corresponding definition, contained in Article I of the Exchange Agreement is hereby deleted in its entirety.

2.2    Section 3.2(i) of the Exchange Agreement is hereby amended by deleting the reference to “Article XI” and replacing it with “Article IX.”

2.3    Section 3.3(a)(iii) of the Exchange Agreement is hereby amended by deleting such section in its entirety and inserting in its place the following:

“(a)(iii) evidence, in form and substance reasonably satisfactory to CTK, that each of the Preferred Repurchase and the Warrant Repurchase has closed or will close simultaneously with or immediately after the Closing;”

2.4    Section 4.21 of the Exchange Agreement is hereby amended by deleting such section in its entirety and inserting in its place the following:

“4.21    Environmental Matters. Strasbaugh is in compliance in all material respects with all Environmental Laws. There is no Action pending before any court, Governmental Body or board or other forum or threatened by any person or entity (i) for noncompliance by Strasbaugh with any Environmental Law (ii) relating to the release into the environment by Strasbaugh of any pollutant, toxic or hazardous material or waste generated by Strasbaugh, whether or not occurring at or on a site owned, leased or operated by Strasbaugh. Except as identified on Schedule 4.21, there has not been by Strasbaugh, nor to the knowledge of Strasbaugh has there been at all, any past, storage, disposal, generation, manufacture, refinement, transportation, production or treatment of any hazardous materials or substances at, upon or from the facilities occupied or used by Strasbaugh and any other real property presently or formerly owned by, used by or leased to or by Strasbaugh, any predecessor of Strasbaugh (collectively, the “Property”). To the knowledge of Strasbaugh, neither Strasbaugh nor any properties owned or operated by Strasbaugh has been or is in violation or is otherwise liable under, any Environmental Law. To the knowledge of Strasbaugh, there are no asbestos-containing materials, underground storage tanks or polychlorinated biphenyls (PCBs) located on the Property. To the knowledge of Strasbaugh, there has been no spill, discharge, leak, emission, injection, disposal, escape, dumping or release of any kind on, beneath or above the Property or into the environment surrounding such Property of any hazardous materials or substances in violation of any Environmental Law or requiring any remedial action. To the knowledge of Strasbaugh, Strasbaugh has all permits, registrations, approvals and licenses required by any Governmental Body under any Environmental Law to be obtained by Strasbaugh in connection with the conduct of the business of Strasbaugh as presently conducted.”

2.5    Section 5.4(e) of the Exchange Agreement is hereby amended by deleting the reference to the term “Disclosure Document” contained therein.

2.6    Section 7.11 of the Exchange Agreement is hereby amended by deleting all references to the term “Disclosure Document” contained therein.

2.7    Section 9.10 of the Exchange Agreement is hereby amended by deleting the reference to “$350,000” and replacing it with “$200,000.”

2.8    Section 9.15 of the Exchange Agreement is hereby amended by deleting such section in its entirety and inserting in its place the following:

“9.15 Preferred Repurchase and Warrant Repurchase. Prior to, concurrent with, or immediately after the Closing, Strasbaugh shall have (i) repurchased all shares of Preferred Stock held by the Preferred Shareholder, and (ii) repurchased all shares of Common Stock and all Warrants held by the Warrantholder.”

2.9    Section 11.1(c) of the Exchange Agreement is hereby amended to delete the reference to “May 1, 2007” and replacing it with “May 31, 2007.”

3.    Miscellaneous. Except as modified and amended pursuant to this Amendment, the Exchange Agreement shall remain in full force and effect. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. This Amendment will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of all the parties reflected hereon as signatories.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

CTK WINDUP CORPORATION, a California corporation

By: /s/ J. Michael Gullard
J. Michael Gullard, President

STRASBAUGH, a California corporation

By: /s/ Chuck Schillings
Chuck Schillings, President and Chief Executive Officer

Pursuant to the authority granted to the undersigned in Section 12.2 of the Exchange Agreement, by execution of this Amendment below by the undersigned, the Shareholders, Warrantholders and Optionholders shall be deemed to have executed this Amendment as of the day and year first above written.

SHAREHOLDERS, WARRANTHOLDERS AND OPTIONHOLDERS OF STRASBAUGH

By: /s/ Chuck Schillings
Chuck Schillings, Attorney-in-Fact

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